Exhibit 99.1

WESTERN ASSET MORTGAGE CAPITAL CORPORATION ANNOUNCES DEPARTURE OF CFO AND SEARCH FOR SUCCESSOR

Pasadena, CA, May 13, 2022 – Western Asset Mortgage Capital Corporation (the “Company”) (NYSE: WMC) announced today that Lisa Meyer, President, Chief Financial Officer and Treasurer of the Company, will be leaving the Company to pursue another opportunity. The Company is in the process of identifying candidates to serve as her successor, and will provide an update when an interim or permanent successor is appointed. Ms. Meyer will remain with the Company through June 10, 2022 to assist with the transition.

“I want to thank Lisa for her significant contributions to our team over the last six years. She played an integral role in developing and implementing our operational and financial strategy, including overseeing multiple financing and capital markets transactions,” said Bonnie Wongtrakool, Chief Executive Officer of the Company. “We wish her all the best in her future endeavors.”

“While we will miss Lisa, her departure will not deter our ability to focus the portfolio on residential real estate investments,” Wongtrakool continued. “Our team is confident that the transition will be seamless and remains wholly dedicated to improving financial performance.”

ABOUT WESTERN ASSET MORTGAGE CAPITAL CORPORATION

Western Asset Mortgage Capital Corporation is a real estate investment trust that invests in, acquires and manages a diverse portfolio of assets, with a focus on residential real estate related investments, including non-qualified mortgage loans, non-agency RMBS and other related investments. The Company’s investment strategy may change, subject to the Company’s stated investment guidelines, and is based on its manager Western Asset Management Company, LLC's perspective of which mix of portfolio assets it believes provide the Company with the best risk-reward opportunities at any given time. The Company is externally managed and advised by Western Asset Management Company, LLC, an investment advisor registered with the Securities and Exchange Commission and a wholly-owned subsidiary of Franklin Resources, Inc. Please visit the Company’s website at www.westernassetmcc.com.

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Investor Relations Contact:
Larry Clark
Financial Profiles, Inc.
(310) 622-8223
lclark@finprofiles.com

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